UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): May 6, 2004


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115

ITEM 12.  Results of Operations and Financial Condition

     On May 6, 2004, the Registrant issued a press release in substantially the form attached hereto as Exhibit 99.1 reporting financial and operating results for the quarter ended March 31, 2004. For the three months ended March 31, 2004, the Company reported a loss per share of $0.17, or $71.2 million of net loss, compared to a loss per share of $0.14, or $52.0 million of net loss for the quarter ended March 31, 2003. The Capitalization Table located on the last page of the Supplemental Data section has been updated and is consistent with the financial statement information contained in the Form 10-Q, which was filed May 10, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  May 11, 2004

EXHIBIT 99.1


NEWS RELEASE                                            CONTACTS: (408) 995-5115
                                    Media Relations:  Bill Highlander, Ext. 1244
                                    Investor Relations:  Rick Barraza, Ext. 1125



       Calpine Reports First Quarter 2004 Financial and Operating Results

     (SAN JOSE, Calif.) /PR Newswire-First Call/ May 6, 2004 - Calpine Corporation [NYSE:CPN], one of North America's leading power companies, today announced financial and operating results for the three months ended March 31, 2004. This morning, Calpine will host a conference call to further discuss the quarter and will simulcast the call live via the Internet. Conference call details are provided later in this release.

     For the three months ended March 31, 2004, the company reported a loss per share of $0.17, or $71.2 million of net loss, compared to a loss per share of $0.14, or $52.0 million of net loss for the quarter ended March 31, 2003. The results for the first quarter of 2004 include gains of approximately $0.06 per share from the sale of the Lost Pines 1 Power Project and $0.01 per share from foreign currency transactions. These gains were partially offset by losses of $0.03 per share from the expensing of deferred financing costs in connection with refinancing activities, and $0.01 per share due to amortization of the DIG Issue C20 mark-to-market gain recognized in the fourth quarter of 2003 as a cumulative effect of a change in accounting principle. Revenue for the quarter declined by 6% from the first quarter in 2003 due to netting approximately $370 million of sales of purchased power for hedging and optimization with purchased power expense in the quarter ended March 31, 2004. This was due to the adoption on October 1, 2003, on a prospective basis, of new accounting rules related to presentation of non-trading derivative activity. Without this netting, revenue would have grown by approximately 11%.

                                                       First Quarter
                                           ------------------------------------
                                                        (unaudited)
                                              2004         2003        % Chg
                                           ----------   ----------   ----------
Megawatt-hours Generated (millions)(a)          21.1         19.1        10%
Megawatts in Operation at March 31            23,179       19,326        20%
Revenue (millions)                         $ 2,042.7    $ 2,165.9        (6)%
Net Loss (millions)                        $   (71.2)   $   (52.0)      (37)%
Diluted Loss Per Share                     $   (0.17)   $   (0.14)      (21)%
Operating Cash Flow (millions)             $  (173.2)   $   165.4      (205)%
EBITDA, as adjusted (millions) (b)         $   293.3    $   243.6        20%
EBITDA, as adjusted, before non-cash
     and other charges (millions) (c)      $   303.3    $   275.9        10%
Total Assets (billions)                    $      27    $      24        13%

(a)  From continuing operations.
(b) Earnings Before Interest, Tax, Depreciation and Amortization, as adjusted; see attached Supplemental Data for reconciliation from net income.
(c)  See Supplemental Data for reconciliation from EBITDA, as adjusted.

     "Calpine turned in another quarter of solid plant performance. Our clean, fuel-efficient power plants achieved a high average availability factor of 92% during the quarter. And, through productivity enhancements and economies of scale, Calpine continued to lower plant operating costs," stated Peter Cartwright, chief executive officer and president. "During the quarter, however, earnings were primarily impacted by low spark spreads brought about by mild weather in several major markets.

     "On the refinancing front, Calpine completed its $2.4 billion Calpine Generating Company offering. With this transaction, Calpine has successfully refinanced and extended the debt maturities on $6.7 billion of debt. In addition, Calpine continued to strengthen its contractual portfolio through the execution of new long-term power sales agreements, and we are currently evaluating nearly 20,000 megawatts of additional contract opportunities.

     "Competition continues to create opportunities for customers and the environment to benefit from modern, clean low-cost power resources. During the first quarter, we remained very active on the regulatory front. To build a robust competitive market, we must create fair, open and transparent markets. Calpine remains committed to the competitive power market and to creating long-term value for our customers and investors."


2004 First Quarter Results

     Calpine recorded a net loss of $71.2 million for the first quarter of 2004, compared to a net loss of $52.0 million for the same period last year. During the three months ended March 31, 2004, gross profit decreased by $44.6 million, or 27%, to $120.5 million, compared to the first quarter last year. This decrease is the result of lower spark spreads realized during the quarter and additional costs associated with new power plants coming on line. For the first quarter of 2004, Calpine generated 21.1 million megawatt-hours, which equated to a capacity factor of 50.3% and realized an average spark spread of $21.05 per megawatt-hour. For the same period in 2003, Calpine generated 19.1 million megawatt-hours, which equated to a capacity factor of 55.2% and realized an average spark spread of $23.09 per megawatt-hour. Additional power plant costs include a $15.6 million increase in depreciation expense, a $13.9 million increase in plant operating expense and a $7.6 million increase in transmission purchase expense. Also, in the first quarter of 2004, financial results were affected by a $96.2 million increase in interest expense and distributions on trust preferred securities due to higher debt balances, and by the expensing of deferred financing costs in connection with refinancings. We recorded $8.8 million of amortization expense in other cost of revenue in the first quarter of 2004 related to the DIG Issue C20 mark-to-market gain recognized in the fourth quarter of 2003.

     Other income was $53.8 million higher in the quarter ended March 31, 2004, compared to the prior year due primarily to a foreign currency transaction gain of $10.0 million in the current period. This compares to a $25.2 million foreign currency transaction loss in the corresponding period in 2003. Additionally, in the first quarter of 2004, Calpine recognized a $23.1 million after-tax gain in discontinued operations from the sale of the Lost Pines 1 Power Project.

     The company's growing portfolio of operating power facilities contributed to a 10% increase in megawatt hours generated during the three months ended March 31, 2004, compared to the first quarter last year. Nonetheless, the company had a lower average capacity factor this year compared to the prior year due to lower than expected open market spark spreads in most U.S. markets.

     On March 31, 2004, the company's liquidity totaled approximately $1.4 billion. This included cash and cash equivalents on hand of approximately $0.6 billion, current portion of restricted cash of approximately $0.4 billion and approximately $0.4 billion of borrowing capacity under the company's various credit facilities.

     In the quarter ending March 31, 2004, cash flow from operating activities was negative by approximately $173 million as operating assets and liabilities increased by approximately $138 million due primarily to higher prepaid expenses and net margin deposits to support Calpine's power operations and CES commodity contracting activity. Some of these increases, such as those associated with pre-paid property tax, are timing-related or, in the case of margin deposits, subject to future change based on commodity price movements.


Finance Program Highlights

     Calpine continues to advance its finance program to raise capital, restructure debt and enhance its capital structure. During the first quarter of 2004 alone, Calpine has:

     o Closed the $2.4 billion Calpine Generating Company LLC (CalGen) secured term loans and secured notes offering. Net proceeds were used to repay in full approximately $2.3 billion in borrowings outstanding under the original $2.5 billion CCFC II revolving credit facility, which was scheduled to mature in November 2004. The company also completed a new, $200 million revolving credit facility for CalGen;

     o Completed a successful repurchase program and cash tender offer of 4% Convertible Senior Notes Due 2006 (Convertible Senior Notes). Of the initial $1.2 billion of Convertible Senior Notes, $72.1 million remain outstanding;

     o Closed a $250 million, non-recourse project financing for its 600-megawatt Rocky Mountain Energy Center currently under construction in Weld County, Colo. Upon completion of construction in June 2004, Calpine will sell the entire electrical output of the facility to Public Service Company of Colorado under the terms of a ten-year tolling agreement; and

     o Agreed to modify the terms of its long-term operating lease for the 120-megawatt King City Power Plant. As a result of the proposed lease modification and other transactions, Calpine expects to retire approximately $42 million of Calpine debt and receive approximately $45 million in net cash proceeds, upon closing of Calpine Power Income Fund's proposed acquisition of the King City plant, which is scheduled for the second quarter.

Power and Fuels Overview

     Calpine is the North American leader in combined-cycle and geothermal power generation. With 88 power plants in operation today, Calpine is able to deliver more than 23,000 megawatts of electricity to customers across North America and in the United Kingdom.

     Through economies of scale and improved efficiencies, Calpine continues to lower its operating costs, enabling Calpine to continue to provide cost-competitive and environmentally preferred power to the customers and markets it serves. During the quarter, Calpine:

     o Operated its natural gas-fired and geothermal power plants with an average plant availability factor of 92%;

     o Produced 21.1 million megawatt-hours, representing a 10% increase over 2003 levels;

     o Achieved an average baseload heat rate of 7,115 British thermal units per kilowatt-hour for the quarter, a 1.6% favorable decrease from the prior year;

     o Benefited from productivity improvements and economies of scale, with plant operating expense (assuming a 70% capacity factor) declining 5% from a year ago to $5.33 per megawatt-hour for the twelve months ended March 31, 2004.

     o Completed construction of a 275-megawatt expansion of the Morgan Energy Center;

     o Advanced construction of 13 power projects, totaling 7,685 net megawatts of additional capacity and will soon begin construction for the 525-megawatt Valladolid plant in Mexico and the 365-megawatt Mankato power plant in Minnesota;

     o Managed the production of approximately 210 million cubic feet equivalent per day of natural gas - representing about 15% of Calpine's total North American fuel consumption;

     o Completed the sale of its 50% interest in the 545-megawatt Lost Pines 1 Power Project. Using the net proceeds of this sale through a tax deferred exchange, Calpine acquired the Brazos Valley Power Plant in Texas. Calpine acquired the 570-megawatt, natural gas-fired facility for approximately $175 million; and

     o Acquired the remaining 50% interest in the 585-megawatt Aries Power Plant. Calpine received a $5 million cash payment, certain transmission rights and the assignment of its partner's equity in the Aries project. The Aries plant currently provides up to 500 megawatts of capacity and energy to Missouri Public Service.

New Market Opportunities

     An important and successful element of Calpine's strategy is targeting long-term contracts for more than two-thirds of its generation. Today, Calpine is pursuing nearly 20,000 megawatts of opportunities with an average weighted life of nine years. The company currently serves more than 95 customers, including wholesale and large retail customers, through approximately 160 contracts.

     During the quarter, the company completed contracts, totaling 1,955 megawatts, primarily in key power markets such as California, Texas and New England. These contracts have an average life of nearly seven years and an average on-peak spark spread of approximately $17.50 per megawatt-hour. Included in these new contracts were:

     o A 20-year agreement to provide 365 megawatts of power to Xcel Energy to help meet growing energy needs in the upper Midwest. Under the contract, Calpine will build, own and operate a new electric power plant to be located in Mankato, Minn.; and

     o A three-year power sales agreement with Safeway Inc. to supply approximately 110 megawatts to Safeway facilities throughout California. The contract marks the single largest California retail transaction that Calpine has entered into. Power deliveries are scheduled to begin June 1, 2004.

     Included in the Supplemental Data with this news release is an updated report summarizing Calpine's total estimated generation capacity and capacity currently under contract through 2008. A full detailed report is available on the company's website on its investor relations page at www.calpine.com.


2004 Earnings Guidance

     The company is reaffirming its breakeven GAAP earnings guidance for the year ending Dec. 31, 2004. The company is also reaffirming that EBITDA, as adjusted, is anticipated to be approximately $1.7 billion for 2004.


Conference Call Information

     Calpine will host a conference call to discuss its first quarter 2004 financial and operating results on Thursday, May 6, 2004, at 8:30 a.m. PDT. To participate via the teleconference (in listen-only mode), dial 1-888-603-6685 at least five minutes before the start of the call. In addition, Calpine will simulcast the conference call live via the Internet. The web cast will be available for 30 days on Calpine's investor relations page at www.calpine.com.

About Calpine

     Calpine Corporation, celebrating its 20th year in power, is a leading North American power company dedicated to providing electric power to customers from clean, efficient, natural gas-fired and geothermal power plants. The company generates power at plants it owns or leases in 21 states in the United States, three provinces in Canada and in the United Kingdom. Calpine is also the world's largest producer of renewable geothermal energy and owns or controls approximately one trillion cubic feet equivalent of proved natural gas reserves in the United States and Canada. The company is listed on the S&P 500 and was named FORTUNE's Most Admired Energy Company in America for 2004. Calpine was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information, visit www.calpine.com.

     This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) changes in legislation and regulation of energy markets and the rules and regulations adopted from time to time with respect thereto; (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (iii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations or failure to obtain financing on acceptable terms; (iv) unscheduled outages of operating plants; (v) a competitor's development of lower cost generating gas-fired power plants; (vi) risks associated with marketing and selling power from power plants in dynamic energy markets; (vii) the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves and operations factors relating to the extraction of natural gas; (viii) the effects on the Company's business resulting from reduced liquidity in the trading and power industry; (ix) the Company's ability to access the capital markets or obtain bank financing on attractive terms; (x) the direct or indirect effects on the Company's business of a lowering of its credit rating (or actions it may take in response to changing credit rating criteria), including, increased collateral requirements, refusal by the Company's current or potential counterparties to enter into transactions with it and its inability to obtain credit or capital in desired amounts or on favorable terms; and (xi) other risks identified from time-to-time in the Company's reports and registration statements filed with the SEC, including its Annual Report on Form 10-K for the year ended Dec. 31, 2003, which can also be found on the Company's website at www.calpine.com. This news release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which can be found in the Supplemental Data tables in this release. All information set forth in this news release is as of today's date, and the Company undertakes no duty to update this information.

                      CALPINE CORPORATION AND SUBSIDIARIES
                 Consolidated Condensed Statements of Operations
               For the Three Months Ended March 31, 2004 and 2003
                    (In thousands, except per share amounts)
                                   (unaudited)

                                                                        Three Months Ended
                                                                             March 31,
                                                                   -----------------------------
                                                                      2004               2003
                                                                   ----------         ----------
Revenue:
   Electric generation and marketing revenue
      Electricity and steam revenue..........................      $1,245,887         $1,103,535
      Sales of purchased power for hedging and optimization..         380,028            681,284
                                                                   ----------         ----------
        Total electric generation and marketing revenue......       1,625,915          1,784,819
   Oil and gas production and marketing revenue
      Oil and gas sales......................................          24,581             25,911
      Sales of purchased gas for hedging and optimization....         352,737            327,468
                                                                   ----------         ----------
        Total oil and gas production and marketing revenue...         377,318            353,379
   Mark-to-market activities, net                                      12,518             20,443
   Other revenue.............................................          26,987              7,292
                                                                   ----------         ----------
           Total revenue.....................................       2,042,738          2,165,933
                                                                   ----------         ----------
Cost of revenue:
   Electric generation and marketing expense
      Plant operating expense................................         175,834            161,929
      Transmission purchase expense..........................          16,427              8,825
      Royalty expense........................................           5,881              5,357
      Purchased power expense for hedging and optimization...         374,939            679,949
                                                                   ----------         ----------
        Total electric generation and marketing expense......         573,081            856,060
   Oil and gas operating and marketing expense
      Oil and gas operating expense..........................          22,328             25,661
      Purchased gas expense for hedging and optimization.....         360,486            316,948
                                                                   ----------         ----------
        Total oil and gas operating and marketing expense....         382,814            342,609
   Fuel expense..............................................         762,705            635,369
   Depreciation, depletion and amortization expense..........         149,415            133,815
   Operating lease expense...................................          27,799             27,692
   Other cost of revenue.....................................          26,380              5,251
                                                                   ----------         ----------
           Total cost of revenue.............................       1,922,194          2,000,796
                                                                   ----------         ----------
              Gross profit...................................         120,544            165,137
(Income) from unconsolidated investments in power projects
 and oil and gas properties..................................          (2,506)            (5,125)
Equipment cancellation and impairment cost...................           2,360                 87
Project development expense..................................           7,717              5,086
Research and development expense.............................           3,815              2,391
Sales, general and administrative expense....................          57,247             43,658
                                                                   ----------         ----------
   Income from operations....................................          51,911            119,040
Interest expense.............................................         254,792            142,961
Distributions on trust preferred securities..................              --             15,657
Interest (income)............................................         (12,060)            (8,035)
Minority interest expense....................................           8,435              2,277
Other expense (income).......................................         (19,258)            34,590
                                                                   ----------         ----------
   Loss before (benefit) for income taxes....................        (179,998)           (68,410)
(Benefit) for income taxes...................................         (85,949)           (16,872)
                                                                   ----------         ----------
   Loss before discontinued operations and cumulative
    effect of a change in accounting principle...............         (94,049)           (51,538)
Discontinued operations, net of tax provision (benefit)
 of $12,325 and $(790).......................................          22,857             (1,007)
Cumulative effect of a change in accounting principle,
 net of tax provision of $--and $450.........................              --                529
                                                                   ----------         ----------
              Net loss.......................................      $  (71,192)        $  (52,016)
                                                                   ==========         ==========

                                                                        Three Months Ended
                                                                             March 31,
                                                                   -----------------------------
                                                                      2004               2003
                                                                   ----------         ----------
Basic and diluted loss per common share:
   Weighted average shares of common stock outstanding.......         415,308            380,960
   Loss before discontinued operations and cumulative
    effect of a change in accounting principle...............      $    (0.23)        $    (0.14)
   Discontinued operations, net of tax.......................      $     0.06         $       --
   Cumulative effect of a change in accounting principle,
    net of tax...............................................      $       --         $       --
                                                                   ----------         ----------
              Net loss.......................................      $    (0.17)        $    (0.14)
                                                                   ==========         ==========
----------

The financial information presented above and in the Supplemental Data is subject to adjustment until the company files its Form 10-Q with the United States Securities and Exchange Commission for the three months ended March 31, 2004.

                      CALPINE CORPORATION AND SUBSIDIARIES
                                Supplemental Data
                                   (unaudited)

CASH FLOW DATA
                                                                        Three Months Ended
                                                                             March 31,
                                                                   -----------------------------
                                                                      2004               2003
                                                                   ----------         ----------
(in thousands)
Cash (used in) provided by operating activities..............      $ (173,230)        $  165,367
Cash used in investing activities............................         (71,371)          (483,629)
Cash (used in) provided by financing activities..............        (160,091)           112,543
Effect of exchange rate changes on cash and
 cash equivalents............................................          (4,310)             4,290
                                                                   ------------       ----------
      Net decrease in cash and cash equivalents..............      $ (409,002)        $ (201,429)
                                                                   ==========         ==========


RECONCILIATION OF GAAP CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO
EBITDA, AS ADJUSTED (1)
                                                                        Three Months Ended
                                                                             March 31,
                                                                   -----------------------------
                                                                      2004               2003
                                                                   ----------         ----------
(in thousands)
Cash provided by (used in) operating activities..............      $ (173,230)        $  165,367
  Less: Changes in operating assets and liabilities,
        excluding the effects of acquisitions................         137,745             56,640
  Less: Additional adjustments to reconcile net income
        to net cash provided by (used in) operating
        activities, net......................................         (35,707)          (274,023)
                                                                   ----------         ----------
GAAP net loss................................................         (71,192)           (52,016)
   (Income) from unconsolidated investments in power
     projects and oil and gas properties.....................          (2,506)            (5,125)
   Distributions from unconsolidated investments in power
     projects and oil and gas properties.....................           5,139              9,401
                                                                   ----------         ----------
        Subtotal.............................................         (68,559)           (47,740)

   Interest expense..........................................         254,792            142,961
   1/3 of operating lease expense............................           9,266              9,232
   Distributions on trust preferred securities...............              --             15,657
   (Benefit) for income taxes................................         (85,949)           (16,872)
   Depreciation, depletion and amortization expense..........         171,404            140,298
   Interest expense, provision (benefit) for income
     taxes and depreciation, depletion and amortization
     from discontinued operations............................          12,338                108
                                                                   ----------         ----------
      EBITDA, as adjusted....................................      $  293,292         $  243,644
                                                                   ==========         ==========


RECONCILIATION OF EBITDA, AS ADJUSTED TO EBITDA, AS ADJUSTED BEFORE NON-CASH AND OTHER
CHARGES (2)
                                                                        Three Months Ended
                                                                             March 31,
                                                                   -----------------------------
                                                                      2004               2003
                                                                   ----------         ----------
(in thousands)
EBITDA, as adjusted..........................................      $  293,292         $ 243,644
   Foreign currency translation (gains)/losses...............          (9,984)            25,209
   Mark-to-market activity losses............................           4,945                771
   Minority interest expense.................................           8,435              2,277
   Other non-cash and other charges..........................           6,576              4,048
                                                                   ----------         ----------
      EBITDA, as adjusted, for non-cash and other charges          $  303,264         $  275,949
                                                                   ==========         ==========

SUPPLEMENTARY POWER DATA
                                                                        Three Months Ended
                                                                             March 31,
                                                                   -----------------------------
                                                                      2004               2003
                                                                   ----------         ----------
Generation (in MWh, in thousands) (3)........................          21,050             19,100

Average electric price realized (per MWh)....................      $    59.43         $    57.85

Average spark spread adjusted for benefits of equity gas
 production (per MWh)........................................      $    21.05         $    23.09


SUPPLEMENTARY EQUIVALENT NATURAL GAS PRODUCTION DATA (4)
                                                                         Three Months Ended
                                                                             March 31,
                                                                   -----------------------------
                                                                      2004               2003
                                                                   ----------         ----------
(in Bcfe)
Natural Gas Production
   United States.............................................           12                 16
   Canada....................................................            7                 10
                                                                        --                 --
      Total..................................................           19                 26
                                                                        ==                 ==

Average daily production rate................................         .210               .291
Average realized price per Mcfe..............................        $5.48              $5.77
Average unit cost per Mcfe (excluding interest expense)......        $3.24              $2.48


CALPINE CONTRACTUAL PORTFOLIO - AS OF MARCH 31, 2004

                                         Apr-Dec
                                          2004         2005         2006         2007         2008
                                       ----------   ----------   ----------   ----------   ----------

Estimated Generation Capacity
 (in millions of MWh)
   - Baseload.....................        132.2        185.3        206.4        214.2        214.7
   - Peaking......................         18.9         25.5         26.5         26.8         26.9
                                          -----        -----        -----        -----        -----
      Total.......................        151.1        210.8        232.9        241.0        241.6
                                          =====        =====        =====        =====        =====

Contractual Generation
 (in millions of MWh)
   - Baseload.....................         64.1         70.9         62.9         52.6         50.5
   - Peaking......................         14.1         18.5         17.4         17.4         17.5
                                          -----        -----        -----        -----         ----
      Total.......................         78.2         89.4         80.3         70.0         68.0
                                          =====        =====        =====        =====         ====

% Sold
   - Baseload.....................          48%          38%          30%          25%          24%
   - Peaking......................          75%          73%          66%          65%          65%
      Total.......................          52%          42%          34%          29%          28%

Contractual Spark Spread .........       $1,592       $2,102       $1,969       $1,678       $1,600
(in millions)

                                                                      As of                As of
CAPITALIZATION                                                    March 31, 2004     December 31, 2003
                                                                  --------------     -----------------
Cash and cash equivalents (in billions)......................          $0.6                 $1.0

Total debt (in billions).....................................         $17.8                $17.7

Debt to capitalization ratio.................................           78%                  78%

Present value of operating leases (in billions)..............          $1.3                 $1.3

Unconsolidated debt of equity method investments
 (estimated, in  billions) (5)...............................          $0.1                 $0.1

(in thousands):

Short-term debt
   Notes payable and borrowings under lines of credit,
    current portion..........................................      $   254,067          $   254,292
   Preferred interests, current portion......................           11,597               11,220
   Capital lease obligation, current portion.................            4,396                4,008
   CCFC I financing, current portion.........................            3,208                3,208
   Construction/project financing, current portion...........           76,332               61,900
   Senior notes, current portion.............................           14,500               14,500
                                                                    ----------          -----------
        Total short-term debt................................          364,100              349,128
                                                                   -----------          -----------

Long-term debt
   Notes payable and borrowings under lines of credit,
    net of current portion...................................          791,700              873,572
   Notes payable to Calpine Capital Trusts...................        1,153,500            1,153,500
   Preferred interests, net of current portion...............          228,014              232,412
   Capital lease obligation, net of current portion..........          192,340              193,741
   CCFC I financing, net of current portion..................          784,258              785,781
   CalGen/CCFC II financing..................................        2,393,945            2,200,358
   Construction/project financing, net of current portion....        1,548,262            1,209,505
   Convertible Senior Notes Due 2006.........................           72,126              660,059
   Convertible Senior Notes Due 2023.........................          900,000              650,000
   Senior notes, net of current portion......................        9,357,521            9,369,253
                                                                   -----------          -----------
        Total long-term debt.................................       17,421,666           17,328,181
                                                                   -----------          -----------

           Total debt........................................      $17,785,766          $17,677,309

   Minority interests........................................      $   365,354          $   410,892
   Total stockholders' equity (6)............................      $ 4,583,362          $ 4,621,253
                                                                   -----------          -----------

Total capitalization.........................................      $22,734,482          $22,709,454
                                                                   ===========          ===========

Debt to capitalization ratio
Total debt...................................................      $17,785,766          $17,677,309
Total capitalization.........................................      $22,734,482          $22,709,454
Debt to capitalization.......................................          78%                  78%
----------

(1) This non-GAAP measure is presented not as a measure of operating results, but rather as a measure of our ability to service debt and to raise additional funds. It should not be construed as an alternative to either
     (i) income from operations or (ii) cash flows from operating activities. It is defined as net income less income from unconsolidated investments, plus cash received from unconsolidated investments, plus provision for tax, plus interest expense (including distributions on trust preferred securities and one-third of operating lease expense, which is management's estimate of the component of operating lease expense that constitutes interest expense,) plus depreciation, depletion and amortization. The interest, tax and depreciation and amortization components of discontinued operations are added back in calculating EBITDA, as adjusted.
(2) This non-GAAP measure is presented as a further refinement of EBITDA, as adjusted, to reflect the company's ability to service debt with cash.
(3) Does not include MWh generated by unconsolidated investments in power projects. (4) From continuing operations. (5) Amounts based on Calpine's ownership percentage.
(6) Includes accumulated other comprehensive income ("AOCI") of $83,554 at March 31, 2004, and $56,594 at December 31, 2003. Excluding AOCI from stockholders' equity would not change the debt to capitalization ratio at March 31, 2004, or at December 31, 2003.